Exhibit 3.7

CERTIFICATE OF ELIMINATION
OF THE
9% SERIES B CUMULATIVE REDEEMABLE CONVERTIBLE PREFERRED STOCK
OF
LA QUINTA PROPERTIES, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

     La Quinta Properties, Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	The name of the Corporation is La Quinta Properties, Inc.

2.	The designation of the series of shares of preferred stock of the Corporation to which this certificate relates is the 9% Series B Cumulative Redeemable Convertible Preferred Stock, par value $.10 per share (the “Series B Preferred Stock”).

3.	The voting powers, designations, preferences, and other rights, and the qualifications, limitations, and restrictions of the Series B Preferred Stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority expressly granted in the Corporation’s Certificate of Incorporation, as amended and restated through the date hereof (the Certificate of Incorporation”). A Certificate of Designation (the “Certificate of Designation”) setting forth said resolution of the Board of Directors has been heretofore filed with the Secretary of State of the State of Delaware on October 7, 1999, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

4.	No shares of Series B Preferred Stock are outstanding and no shares thereof will be issued subject to the Certificate of Designation.

5.	The Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED, that none of the authorized shares of La Quinta Properties, Inc.’s 9% Series B Cumulative Redeemable Convertible Preferred Stock are outstanding;

RESOLVED, that none of La Quinta Properties, Inc.’s 9% Series B Cumulative Redeemable Convertible Preferred Stock will be issued; and

RESOLVED, that any one of the President, any Senior Vice President, any Executive Vice President or any Vice President of La Quinta Properties, Inc., be and each acting alone hereby is authorized, empowered and directed for and on behalf of and in the name of the Corporation to file a certificate with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Certificate of Incorporation all references to the Series B Preferred Stock.

6.	That, accordingly, all matters set forth in the Certificate of Designation with respect to the Series B Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by Sandra K. Michel, its Senior Vice President, General Counsel and Secretary this 20th day of February, 2004, which signature constitutes the affirmation and acknowledgement of such officer, under penalty of perjury, that this instrument is the act and deed of the Corporation, and that the facts stated herein are true.

LA QUINTA PROPERTIES, INC.

By: /s/ Sandra K. Michel

Name: Sandra K Michel
Title: Senior Vice President, General
Counsel and Secretary